Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-31059, 333-169057, 333-190637, 333-219823) of Stratus Properties Inc. (the Company) of our reports dated March 15, 2021 with respect to the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, equity and cash flows for each of the years in the two-year period ended December 31, 2020, which appear in the December 31, 2020 annual report on Form 10-K of Stratus Properties Inc.

/s/ BKM Sowan Horan, LLP

Austin, Texas
March 15, 2021